Exhibit 99




         Sprint Reports Fourth Quarter and Full-Year 2003 Results

o Sprint reports full-year Free Cash Flow* of $2.3 billion
o FON Group reports improving revenue comparisons, strong cash flows
o PCS Group delivers strong operating and financial performance


OVERLAND PARK, Kan. - Feb. 3, 2004:

The Sprint FON Group (NYSE: FON) is comprised of Sprint's global markets division, local division and other businesses consisting primarily of wholesale distribution of telecommunications products.

The  Sprint  PCS  Group  (NYSE:   PCS)  consists  of  Sprint's  mobile  wireless
operations.

Sprint today announced fourth quarter and full-year 2003 financial results. Sprint completed the year with improving top-line performance, substantial progress on profitability and excellent cash flow generation. In the quarter, Sprint's total net operating revenues increased 2% compared to the fourth quarter of 2002; total Adjusted Operating Income* was up 20%; and fourth quarter Free Cash Flow* totaled $581 million.

In the quarter, Sprint made strong gains in key growth metrics. The PCS Group added over one million net customers in the fourth quarter, consisting of 390,000 net direct customer additions combined with 640,000 from our wholesale and affiliate partners. The PCS Group, through all channels, was serving a total of 20.4 million customers at the end of the year, an increase of more than 2.6 million, or 15%, from a year ago.

The Local Division surpassed 300,000 DSL subscribers, and sales of Sprint Complete Sense, Sprint's bundle of communication services including competitive local service, topped 280,000 following its second quarter launch. On the strength of its product bundling expertise, Sprint improved product penetration in its local customer base, exiting the year with two out of three local consumer customers taking one or more of Sprint's strategic products in addition to local phone service.

The FON Group reported earnings per share from continuing operations of 40 cents for the fourth quarter, compared to 28 cents in the fourth quarter of 2002. Before special items described in the FON discussion below, FON Group's Adjusted EPS* was 39 cents versus 37 cents in the year-ago period, a 5% increase.

The PCS Group reported a loss from continuing operations of 31 cents per share for the fourth quarter, compared to a loss of 25 cents per share in the fourth quarter of 2002. Before special items described in the PCS discussion below, the PCS Group reported a 10 cent Adjusted loss per share* versus an 18 cent loss in the year-ago period, a 44% improvement.

"I'm pleased with our operational and financial performance in the period," said Gary Forsee, Sprint chairman and chief executive officer. "Our results demonstrate that we kept our eye focused on execution even as we worked extensively to transform our organization to market-facing units for the business and consumer segments.

"We achieved good progress in 2003 on profitability within both the FON Group and PCS Group. FON Group exceeded the original Adjusted EPS* goal for the year, and the PCS Group exceeded the Adjusted EBITDA* goal for the year," Forsee added. "Our momentum is also evident in our growing financial strength and flexibility as we reduced Net Debt* for the full year by $4.2 billion and significantly improved credit ratios. Throughout 2003 the Sprint team was able to overcome market challenges, and I am delighted to report that we enter 2004 with a streamlined, customer-driven organization that is eager to build on these successes."

Sprint Consolidated Highlights

Sprint Corporation
Selected Financial Data
(millions)
------------------------------------------------------------------------------
                              Quarters Ended
                          December 31,  December 31,  Percent
                             2003          2002       Change

------------------------------------------------------------------------------

Net operating revenues         $6,681      $6,541      2.1%

Operating income (loss)           325         388    (16.2%)

Income (loss) from
continuing operations              35          -

Net income (loss)                 $38         $39     (2.6%)


                              Year-to-Date
                          December 31, December 31,   Percent
                              2003        2002        Change

------------------------------------------------------------------------------

Net operating revenues         $26,197     $26,679    (1.8%)

Operating income (loss)            861       2,100   (59.0%)

Income (loss) from
continuing operations            (367)         471

Net income (loss)               $1,215        $630    92.9%
------------------------------------------------------------------------------

Fourth quarter consolidated net operating revenues were $6.7 billion, compared to $6.5 billion in the same period last year. Net income for the fourth quarter was $38 million versus net income of $39 million for the same period last year. Operating income was $325 million in the fourth quarter compared with operating income of $388 million a year ago. Adjusted Operating Income* was up 20% to $759 million this quarter, compared with $633 million a year ago. Full year Adjusted Operating Income* was $2.9 billion, up 16% from $2.5 billion in 2002.

At year-end 2003, cash on hand was $2.4 billion as Sprint continues to be ahead of schedule on planned debt reduction. In the quarter, Net Debt* was cut by $392 million and now stands at $16.7 billion.


Sprint  FON  Group   Highlights


------------------------------------------------------------------------------

Sprint  FON Group
Selected Financial Data
(millions, except
per share data)                 Quarters Ended
                          December 31, December 31,   Percent
                             2003         2002        Change

------------------------------------------------------------------------------

Net operating revenues       $3,536       $3,668        (3.6%)

Operating income (loss)         438          379        15.6%

Income (loss) from
continuing operations           357          255        40.0%

Discontinued operation, net       3           39       (92.3%)

Net income (loss)              $360         $294        22.4%

Earnings per share            $0.40        $0.33        21.2%

Capex                          $533         $631       (15.5%)

Free Cash Flow*                $821         $850        (3.4%)


                                Year-to-Date
                          December 31, December 31,     Percent
                             2003         2002           Change
------------------------------------------------------------------------------

Net operating revenues       $14,185      $15,227       (6.8%)

Operating income (loss)          268        1,592      (83.2%)

Income (loss) from
continuing operations            294        1,049      (72.0%)

Discontinued operation, net    1,324          159

Cumulative effect of change in
accounting principle, net        258            -

Net income (loss)             $1,876       $1,208       55.3%

Earnings per share             $2.09        $1.36       53.7%

Capex                         $1,674       $2,181      (23.2%)

Free Cash Flow*               $2,022       $1,749       15.6%
-----------------------------------------------------------------------------

o In the quarter, FON Group revenues declined 4% from the same period a year ago. Revenues were flat compared to the third quarter and full-year revenues declined 7% compared to last year.
o In the quarter, FON Group Adjusted Operating Income* increased 1% compared to last year. Sequentially, this measure was up 4%.
o FON Group Adjusted EBITDA* for the quarter of $1.14 billion decreased 3% compared to last year and increased 3% on a sequential basis.
o FON Group's Free Cash Flow* of $821 million decreased by $29 million compared to $850 million in the year-ago quarter. Full-year Free Cash Flow* of $2 billion increased 16%. The FON Group's 2003 Free Cash Flow* reflects a $400 million pension contribution made in the third quarter.


Sprint FON Group Earnings
----------------------------------------------------------------------------
Sprint FON Group
Earnings per share               Quarters Ended
                            December 31,   December 31,       Percent
                                 2003        2002             Change
----------------------------------------------------------------------------



GAAP earnings (loss) per
share                           $0.40       $0.33              21.2%

Discontinued operation              -        0.05

Income (loss) from
continuing operations           $0.40       $0.28              42.9%

Special items
   Restructuring and
   asset impairments             0.01        0.09
   WorldCom bad debt            (0.03)          -
   Long term disability          0.07           -
   Shareholder
   litigation charge            (0.01)          -
   Tax benefits                 (0.05)          -

 Adjusted earnings per
 share*                         $0.39       $0.37              5.4%


                                  Year-to-Date
                           December 31,   December 31,        Percent
                               2003          2002             Change
----------------------------------------------------------------------------

GAAP earnings per share         $2.09       $1.36             53.7%

Discontinued operation           1.47        0.18
Cumulative effect of a
change in accounting
principle                        0.29           -

Income (loss) from
continuing operations           $0.33       $1.18            (72.0%)

Special items
   Restructuring and
   asset impairments             1.11        0.18
   Executive separation          0.01           -
   WorldCom bad debt            (0.03)       0.02
   Long term disability          0.07           -
   Shareholder
   litigation charge                -           -
   Premium on early
   retirement of debt            0.02           -
   Tax benefits                 (0.05)      (0.26)
   EarthLink impairment             -        0.27
   Sale of customer
   contracts                        -       (0.03)

 Adjusted earnings per
 share*                         $1.46       $1.36             7.4%
----------------------------------------------------------------------------


The difference between reported FON Group EPS and Adjusted EPS*, is the result of the following special items in 2003:

o Discontinued operation - reflects the operational activity and gain on sale of Sprint's directory publishing business.
o Cumulative effect of a change in accounting principle - a pre-tax gain of $420 million was recorded in the first quarter of 2003 upon adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.
o Restructuring and asset impairments - a pre-tax charge of $18 million was recorded in the fourth quarter of 2003 primarily related to severance costs associated with Sprint's transformation to a customer-focused organizational design and additional Web hosting activity offset by true-ups related to the finalization of Sprint's 2001 and 2002 restructuring activities. A pre-tax charge of $1.22 billion was recorded in the third quarter of 2003 related to a revaluation of the fair value of Sprint's MMDS spectrum. A pre-tax charge of $348 million was recorded in the second quarter of 2003 along with an additional $2 million in the third quarter of 2003 primarily associated with the decision to wind down Sprint's Web hosting business.
o Executive separation agreements - a pre-tax charge of $17 million was recorded in the second quarter of 2003 for the FON Group's share of charges associated with executive separation agreements.
o WorldCom bad debt - a pre-tax benefit of $50 million was recorded in the fourth quarter of 2003 as a result of a bankruptcy settlement reached with MCI (WorldCom).
o Long-term disability - a pre-tax charge of $105 million was recorded in the fourth quarter of 2003 after determining an understatement of costs for medical coverage for participants in the long-term disability plan occurred in periods before 2003.
o Shareholder litigation charge - a pre-tax charge of $24 million was recorded in the first quarter of 2003 for the FON Group's share of a shareholder litigation settlement. This charge was partially offset by $8 million of insurance settlements in the third quarter of 2003 and insurance settlements of $9 million in the fourth quarter of 2003.
o Premium on early retirement of debt - a pre-tax charge of $19 million was recorded in the first quarter of 2003 and $2 million in the third quarter of 2003 related to the early retirement of approximately $1.2 billion of long-term debt.
o Tax benefits - tax benefits of $44 million were recorded in the fourth quarter of 2003 related to the recognition of certain federal and state income tax credits and the cumulative impact of changes in state income tax apportionments.

Special items for 2002 are discussed in the attached financial tables.


Local Division


----------------------------------------------------------------------------
Local
Selected Financial Data
(millions)                    Quarters Ended
                           December 31,   December 31,        Percent
                             2003            2002             Change
----------------------------------------------------------------------------



Net operating revenues

   Voice                       $1,155       $1,194            (3.3%)
   Data                           196          168            16.7%
   Other                          197          202            (2.5%)
   Net operating revenues       1,548        1,564            (1.0%)

Operating expenses
   Cost of services &
   products                       477          478            (0.2%)
   Selling, general &
   administrative                 350          323             8.4%
   Depreciation                   277          292            (5.1%)
   Restructuring and
   asset impairments               24           53           (54.7%)
   Total operating
   expenses                     1,128        1,146            (1.6%)

 Operating Income (loss)         $420         $418             0.5%

 Capex                           $389         $415            (6.3%)


                                  Year-to-Date
                           December 31,    December 31,    Percent
                              2003              2002       Change

----------------------------------------------------------------------------


Net operating revenues
   Voice                       $4,659       $4,810            (3.1%)
   Data                           737          646            14.1%
   Other                          747          801            (6.7%)
   Net operating revenues       6,143        6,257            (1.8%)

Operating expenses
   Cost of services &
   products                     1,950        1,945             0.3%
   Selling, general &
   administrative               1,296        1,269             2.1%
   Depreciation                 1,085        1,157            (6.2%)
   Restructuring and
   asset impairments               24           56           (57.1%)
   Total operating
   expenses                     4,355        4,427            (1.6%)

 Operating Income (loss)       $1,788       $1,830            (2.3%)

 Capex                         $1,240       $1,286            (3.6%)
----------------------------------------------------------------------------


o Fourth quarter revenues of $1.55 billion declined 1% from $1.56 billion in the year-ago period. Revenues increased 1%, sequentially.
o Adjusted EBITDA* was $744 million for the quarter compared to $763 million last year and $729 million in the third quarter. Full-year Adjusted EBITDA* of $2.93 billion is 5% below the comparable period in 2002.
o Adjusted Operating Income* was $467 million for the quarter compared to $471 million a year ago and $459 million in the third quarter. Compared to the year-ago quarter, incremental pension related costs reduced Adjusted EBITDA* and Adjusted Operating Income* by $23 million.
o In the quarter, the Local Division added approximately 40,000 DSL customers to end the year with over 304,000 lines.
o Total switched access lines declined at a 2.2% annual rate, but were flat sequentially.

In addition to strong DSL growth, the Local Division improved penetration of our strategic products, expanded Sprint-branded service beyond our existing markets to Dallas and Kansas City, and made progress in converting circuit-based networks to next-generation packet technology. At the end of the fourth quarter, 66% of our local consumer customers have one or more of our strategic products including long-distance, DSL, Sprint PCS wireless service or a premium package of vertical services. In the quarter, the division successfully converted 20 additional switch complexes to packet technology and had converted a total of nearly 130,000 lines by the end of the year.

Total fourth quarter expenses decreased 2% compared to a year ago. Special items accounted for approximately one third of this reduction. Reduced staffing and tight general expense controls mitigated the pension expense. Lower depreciation expense in 2003 was due to the adoption of SFAS No. 143 and reduced depreciation rates on switching equipment.


Global Markets Division


-----------------------------------------------------------------------------
Global Markets
Selected Financial Data
(millions)                      Quarters Ended
                           December 31,   December 31,       Percent
                              2003          2002             Change
-----------------------------------------------------------------------------


Net operating revenues

   Voice                       $1,219       $1,331            (8.4%)
   Data                           459          451             1.8%
   Internet                       252          259            (2.7%)
   Other                           44           54           (18.5%)
   Net operating revenues       1,974        2,095            (5.8%)

Operating expenses
   Cost of services &
   products                     1,020        1,076            (5.2%)
   Selling, general &
   administrative                 574          600            (4.3%)
   Depreciation                   355          380            (6.6%)
   Restructuring and
   asset impairments              (7)           71
   Total operating
   expenses                     1,942        2,127            (8.7%)

 Operating income (loss)          $32         $(32)

 Capex                           $107         $166           (35.5%)


                                  Year-to-Date
                           December 31,   December 31,         Percent
                                2003        2002               Change
----------------------------------------------------------------------------


Net operating revenues
   Voice                     $  4,994        $ 5,768          (13.4%)
   Data                         1,845          1,847           (0.1%)
   Internet                       973          1,009           (3.6%)
   Other                          180            319          (43.6%)
   Net operating revenues       7,992          8,943          (10.6%)

Operating expenses
   Cost of services &
   products                     4,245          5,015          (15.4%)
   Selling, general &
   administrative               2,227          2,455           (9.3%)
   Depreciation                 1,428          1,479           (3.4%)
   Restructuring and
   asset impairments            1,564            194
   Total operating
   expenses                     9,464          9,143            3.5%

 Operating income (loss)     $ (1,472)       $  (200)

 Capex                       $    325        $   733          (55.7%)
-----------------------------------------------------------------------------


o Net operating revenues declined 6% to $1.97 billion from $2.10 billion a year ago, but were flat sequentially. Without a customer's partial buyout of its contract for Internet service, fourth quarter revenues would have declined 7% from the year-ago period and would have decreased 1% sequentially.
o Adjusted Operating Income* for the quarter was $56 million compared to $39 million in the year-ago period.
o Adjusted EBITDA* was $411 million in the quarter, down 2% from the year-ago period and up 5% sequentially. Full-year Adjusted EBITDA* of $1.56 billion is 6% above 2002.

In the quarter, total business revenues, including wholesale and affiliates, declined 3% from the year-ago period, but were up 1% sequentially. Consumer revenues were down 19% from the year ago period, and declined 7% sequentially. Revenue declines in consumer long-distance are beginning to be partially mitigated by growing competitive local service revenues from Sprint Complete Sense. This revenue source surpassed $100 million for the year.

In the quarter, total voice revenues decreased 8% compared to the year-ago period and 2% sequentially. Voice revenues were impacted by ongoing product substitution and increased competition.

Data revenues increased 2% from the year-ago period but declined 1% sequentially. Compared to the year ago period, growth in Frame Relay, private line and managed network services was partially offset by lower ATM revenues. IP revenues declined 3% compared to the fourth quarter of 2002. Excluding the customer contract buyout, fourth quarter IP revenue would have declined 12% from the year-ago period. Within this category, growth in dedicated services was offset by declines in dial-up and hosting revenues. Other revenues were impacted by lower sales of early generation data services.

The Global Markets Division total expenses declined 9% compared to the year-ago period. Special items account for 25% of this decline. The remaining 75% of the expense decline is being driven by workforce reductions, reduced depreciation, improvement in bad debt expense and initiatives to improve access unit costs.


Sprint PCS Group Highlights


-----------------------------------------------------------------------------
Sprint PCS Group
Selected Financial Data
(millions, except
per share data)                  Quarters Ended
                           December 31,    December 31,     Percent
                              2003             2002          Change
-----------------------------------------------------------------------------



Net operating revenues         $3,307       $3,051             8.4%

Operating expenses
   Cost of services &
   products                     1,558        1,467             6.2%
   Selling, general &
   administrative                 888          855             3.9%
   Depreciation &
   amortization                   633          609             3.9%
   Restructuring and
   asset impairment               352          120
   Total operating
   expenses                     3,431        3,051            12.5%

 Operating Income (loss)       $ (124)      $    -

Net income (loss)              $ (322)      $ (255)         (26.3)%

Loss per share                 $(0.31)      $(0.25)         (24.0)%

Capex                          $  939       $  590            59.2%

Free Cash Flow*                $ (240)      $ (233)           (3.0%)


                                  Year-to-Date
                           December 31,   December 31,    Percent
                              2003            2002         Change
-----------------------------------------------------------------------------


Net operating revenues        $12,690       $12,074            5.1%

Operating expenses
   Cost of services &
   products                     6,155         5,783            6.4%
   Selling, general &
   administrative               3,136         3,411           (8.1%)
   Depreciation &
   amortization                 2,486         2,267            9.7%
   Restructuring & asset
   impairments                    362           138
   Total operating
   expenses                    12,139        11,599            4.7%

 Operating Income (loss)      $   551       $   475           16.0%

Net income (loss)             $  (661)      $  (578)         (14.4%)

Loss per share                $ (0.66)      $ (0.58)         (13.8%)

Capex                         $ 2,150       $ 2,668          (19.4%)

Free Cash Flow*               $   308       $  (592)
------------------------------------------------------------------------------


o Fourth quarter net subscriber additions include 390,000 post-paid retail, 554,000 from wholesale channels and 86,000 from affiliates. At the end of the period, the PCS Group was serving a total of 20.4 million customers, consisting of 15.9 million direct, 2.9 million affiliates and 1.6 million wholesale.
o Direct gross customer additions were 1.67 million in the quarter, a 7% year-over-year decline but an 18% sequential improvement.
o Based on strong service revenue, net operating revenues for the PCS Group were up over 8% year over year. Net operating revenues were down 1% sequentially due to higher equipment rebates primarily related to increased take rates on two-year contracts.
o Fourth quarter Adjusted Operating Income* was $237 million, an increase of 98% compared to $120 million in the year-ago period. In the third quarter, Adjusted Operating Income* was $284 million.
o Adjusted EBITDA* in the fourth quarter was $870 million, a 19% improvement from $729 million a year ago. Full-year Adjusted EBITDA* of $3.43 billion was a 20% increase from 2002.
o Average monthly service revenue per user (ARPU)* was $62 in the fourth quarter. This was even with the year-ago period, but a decline of $1 sequentially. During the quarter, average customer usage was approximately 14 hours per month, up from approximately 11 hours in the fourth quarter of 2002.
o The cost to acquire a new customer (CPGA)* in the fourth quarter was $425, down sequentially from $465, but above the $370 reported a year ago. CPGA* was impacted by increased sales and distribution costs, increased marketing spending, and increased rebates as a result of higher take rates on two-year contracts. When viewed sequentially, CPGA* declined primarily due to higher gross additions in the fourth quarter. In the quarter, over 95% of new customers chose service agreements, and more than 80% of these new agreements were two years or more in length.
o Cash cost per user (CCPU)* was $31 in the fourth quarter, flat sequentially and a reduction of $2 from the year-ago period. On a per unit basis, bad debt, upgrade subsidies and administrative costs were lower while cost of service and customer care costs were higher.
o Churn was 2.7% this quarter compared to 2.7% in the third quarter and 3.5% reported a year ago. In late November, wireless local number portability
     (WLNP) was instituted for larger markets across the United States. While the PCS Group experienced an increase in churn in December following WLNP implementation, the full quarter impact on net additions was immaterial.

In the fourth quarter, the PCS Group experienced strong demand for data services. In the period nearly 600,000 net new and existing customers added PCS Vision SM services. At the end of the period more than 3.2 million customers were subscribing to PCS Vision and more than 2.2 million customers subscribed to our first generation data services. Combined, more than a third of the direct customer base are now subscribing to data services. For the full quarter, data contributed nearly 5% to overall ARPU*.

The PCS Group continues to enhance its growth potential through strategic alliances. These alliances leverage Sprint's network assets and expand the channels for selling our services. The Virgin Mobile joint venture had excellent growth in the quarter and exited 2003 with more than 1.4 million customers. For the quarter, wholesale and affiliate revenues totaled $100 million, which was nearly double the year-ago period.

In the fourth quarter, the PCS Group made substantial progress in deploying network capacity and enhancing network quality. Capital spending in the quarter was $939 million, bringing the full-year investment to $2.15 billion. The PCS Group added approximately 1,800 cell sites in 2003.

The PCS Group's full-year Free Cash Flow* of $308 million is an increase of $900 million over 2002. The 2003 results exclude $700 million of tax sharing payments from the FON Group associated with the sale of the directory publishing business.



Sprint PCS Group Earnings


------------------------------------------------------------------------------
Sprint PCS Group
Loss per share
                                Quarters Ended
                           December 31,   December 31,      Percent
                              2003           2002           Change

------------------------------------------------------------------------------


GAAP loss per share
                                $ (0.31)    $ (0.25)          (24.0%)

Special items
   Restructuring and
   asset impairments               0.21        0.07
   Long term disability            0.01           -
   Shareholder
   litigation charge              (0.01)          -

Adjusted loss per share*        $ (0.10)    $ (0.18)           44.4%


                                  Year-to-Date
                           December 31,    December 31,     Percent
                              2003            2002           Change
------------------------------------------------------------------------------

GAAP loss per share             $ (0.66)    $ (0.58)          (13.8%)

Special items
   Restructuring and
   asset impairments               0.22        0.07
   Executive separation            0.01           -
   Long term disability            0.01
   Shareholder
   litigation charge                  -           -
   Pegaso sale                        -       (0.07)
   Tax benefit                        -       (0.05)

Adjusted loss per share*        $ (0.42)    $ (0.63)           33.3%
------------------------------------------------------------------------------


The difference between reported PCS Group loss per share and Adjusted loss per share*, is the result of the following special items in 2003:

o Restructuring and asset impairments - a pre-tax charge of $352 million was recorded in the fourth quarter of 2003 related to the termination of the development of a new billing platform, as well as severance costs associated with Sprint's transformation to a customer-focused organizational design. These charges were partially offset by a benefit recorded to finalize Sprint's restructuring activities of 2001 and 2002.
o Executive separation agreements - a pre-tax charge of $19 million was recorded in the second quarter of 2003 for the PCS Group's share of charges associated with executive separation agreements.
o Long-term disability - a pre-tax charge of $9 million was recorded in the fourth quarter of 2003 after determining an understatement of costs for medical coverage for participants in the long-term disability plan occurred in periods before 2003.
o Shareholder litigation charge - a pre-tax charge of $26 million was recorded in the first quarter of 2003 for the PCS Group's share of a shareholder litigation settlement. This charge was partially offset by $9 million of insurance settlements in both the third and fourth quarters of 2003.
o Tax benefit - a tax benefit of $5 million was recorded in the fourth quarter of 2003 related to the recognition of federal income tax credits. This had less than a one cent per share impact on EPS.

Special items for 2002 are discussed in the attached financial tables.

*Financial Measures
Sprint provides readers financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. The financial measures used in this release include the following:

Adjusted Operating Income (Loss) is defined as operating income plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted earnings per share or Adjusted loss per share is defined as diluted earnings (loss) per share from continuing operations plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted EBITDA is defined as operating income plus depreciation, amortization and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Free Cash Flow is defined as the change in cash and equivalents less the change in discontinued operations, debt, investment in debt securities and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Net Debt is consolidated debt, including current maturities, and equity unit notes, less cash and cash equivalents. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

ARPU (Average monthly service revenue per user) is calculated by dividing wireless service revenues by weighted average monthly wireless subscribers. ARPU is used to measure revenue on a per user basis. This is a measure which uses GAAP as the basis for calculation.

CCPU (Cash cost per user) is calculated by dividing costs of wireless service revenues, service delivery and other general and administrative costs by weighted average monthly wireless subscribers. CCPU is a measure analysts use to evaluate the cash costs to operate the business on a per user basis. This is a measure, which uses GAAP as the basis for calculation.

Management is currently re-evaluating this metric relative to the guidance on non-GAAP measures. If the ultimate result of that re-evaluation finds CCPU to be a non-GAAP measure, Sprint will no longer provide the metric in its public discussions.

CPGA (Cost per gross addition) is calculated by dividing the costs of acquiring a new wireless subscriber, including equipment subsidies, marketing costs and selling expenses, by gross additional subscribers. Management uses this metric to provide comparison of the efficiency and effectiveness of Sprint's sales and marketing efforts against our competitors. Analysts use this measure primarily to determine the value of a new customer. This metric used in conjunction with the other measures is the basis for evaluating the profitability of the operation. This is a measure which uses GAAP as the basis for calculation.

Management is currently re-evaluating this metric relative to the guidance on non-GAAP measures. If the ultimate result of that re-evaluation finds CPGA to be a non-GAAP measure, Sprint will no longer provide the metric in its public discussions.

Conference Call Information
Sprint management will provide an overview of the company's performance and participate in an interactive Q&A that will be webcast Tuesday, Feb. 3, 2004, beginning at 7:00 a.m. CDT for PCS and 7:45 a.m. CDT for FON. Investors may participate by viewing the webcast at www.sprint.com.

Please plan on gaining access 10 minutes prior to the start of the calls.

For  PCS  Group  results,   call   866-215-1938   (toll  free)  or  816-650-0742
(international).

A continuous replay of the PCS Group call will be available through Feb. 17, 2004, at the following numbers: 888-775-8673 (toll free) or 402-220-1325
(international).

For  FON  Group  results,   call   866-215-1938   (toll  free)  or  816-650-0742
(international).

A continuous replay of the FON Group call will be available through Feb. 17, 2004, at the following numbers: 888-775-8696 (toll free) or 402-220-1326
(international).

Cautionary Statement regarding forward-looking information
This news release includes "forward-looking statements" within the meaning of securities laws. The statements in this news release regarding the business outlook and expected performance as well as other statements that are not historical facts are forward-looking statements. The words "estimate,"
"project," "intend," "expect," "believe," "target" and similar expressions identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, Sprint has made assumptions regarding, among other things, customer and network usage, customer growth, pricing, costs to acquire customers and to provide services, the timing of various events and the economic environment. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

o    extent and duration of any economic downturn;
o the effects of vigorous competition and potential consolidation in the markets in which Sprint operates;
o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;
o adverse change in the ratings afforded our debt securities by ratings agencies;

o the ability of the PCS Group and the Global Markets Division to continue to grow a significant market presence;
o the ability of the PCS Group and the Global Markets Division to improve profitability and reduce cash requirements;
o the effects of mergers and consolidations within the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;
o the uncertainties related to bankruptcies affecting the telecommunications industry;
o the impact to the PCS Group's network coverage due to financial difficulties of third-party affiliates;
o the uncertainties related to Sprint's investments in networks, systems and other businesses;
o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
o    the  impact  of  new,  emerging  and  competing  technologies  on  Sprint's business;
o    unexpected results of litigation filed against Sprint;
o the impact of wireless local number portability on the PCS Group's growth and churn rates, revenues and expenses;
o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996 (Telecom Act), or other external factors over which Sprint has no control; and
o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission (SEC).

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings, including its 2002 Form 10-K, and you are encouraged to review these filings.


About Sprint
Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 67,000 employees worldwide and over $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.




For further information, contact Corporate Communications:

-       Media Relations:
        Mark Bonavia
        913-794-1088
        mark.bonavia@mail.sprint.com


-       Investor Relations:
        Kurt Fawkes
        913-794-1126
        Investorrelation.sprintcom@mail.sprint.com


                                                                                  Sprint Corporation
                                                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                            (millions, except per share data)



                                                              Sprint Corporation
                                                       -----------------------------------
                                                                 Consolidated                   Eliminations/Reclassifications
-------------------------------------------------------------------------------------------    ---------------------------------
Quarters Ended December 31,                                2003                2002                2003                2002
-------------------------------------------------------------------------------------------    ---------------------------------




Net operating revenues                                     $ 6,681             $ 6,541              $ (162)             $ (178)
-------------------------------------------------------------------------------------------    ---------------------------------
Operating expenses
Costs of services and products                               2,892               2,830                (162)               (178)
Selling, general and administrative (1)                      1,828               1,795                 (11)                 (9)
Depreciation and amortization                                1,266               1,283                   -                   -
Restructuring and asset impairments (2)                        370                 245                   -                   -
-------------------------------------------------------------------------------------------    ---------------------------------
Total operating expenses                                     6,356               6,153                (173)               (187)
-------------------------------------------------------------------------------------------    ---------------------------------
Operating income (loss)                                        325                 388                  11                   9
Interest expense                                              (322)               (362)                  -                   -
Intergroup interest charge                                       -                   -                   -                   -
Discount on early retirement of debt (3)                         -                   4                   -                   -
Other income (expense), net (4)                                (11)                (31)                (11)                 (9)
-------------------------------------------------------------------------------------------    --------------------------------
Income (loss) before income taxes                               (8)                 (1)                  -                   -
Income tax (expense) benefit (5)                                43                   1                   -                   -
-------------------------------------------------------------------------------------------    ---------------------------------
Income (loss) from continuing operations                        35                   -                   -                   -
Discontinued operation, net (6)                                  3                  39                   -                   -
-------------------------------------------------------------------------------------------    ---------------------------------
Net income (loss)                                               38                  39                   -                   -
Preferred stock dividends (paid) received                       (2)                 (2)                  -                   -
-------------------------------------------------------------------------------------------    ---------------------------------
Earnings (loss) applicable to common stock                 $    36             $    37              $    -              $    -
                                                           --------------------------------    ---------------------------------

Diluted earnings (loss) per common share (8)
Income (loss) from continuing operations
Discontinued operation
-------------------------------------------------------------------------------------------    ---------------------------------
Total


Diluted weighted average common shares outstanding (9)

Basic earnings (loss) per common share

     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.


See accompanying footnotes.




                                                                      Sprint Corporation
                                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                                              (millions, except per share data)


                                                               Sprint FON Group                        Sprint PCS Group
-------------------------------------------------------------------------------------------    ---------------------------------
Quarters Ended December 31,                                2003                2002                2003                2002
-------------------------------------------------------------------------------------------    ---------------------------------


Net operating revenues                                     $ 3,536             $ 3,668             $ 3,307             $  3,051
-------------------------------------------------------------------------------------------     --------------------------------
Operating expenses
  Costs of services and products                             1,496               1,541               1,558                1,467
  Selling, general and administrative (1)                      951                 949                 888                  855
  Depreciation and amortization                                633                 674                 633                  609
  Restructuring and asset impairments (2)                       18                 125                 352                  120
-------------------------------------------------------------------------------------------     --------------------------------
  Total operating expenses                                   3,098               3,289               3,431                3,051
-------------------------------------------------------------------------------------------     --------------------------------
Operating income (loss)                                        438                 379                (124)                   -
Interest expense                                               (51)                (63)               (271)                (299)
Intergroup interest charge                                      96                  81                 (96)                 (81)
Discount on early retirement of debt (3)                         -                   4                   -                    -
Other income (expense), net (4)                                 24                   1                 (24)                 (23)
-------------------------------------------------------------------------------------------     --------------------------------
Income (loss) before income taxes                              507                 402                (515)                (403)
Income tax (expense) benefit (5)                              (150)               (147)                193                  148
-------------------------------------------------------------------------------------------     --------------------------------
Income (loss) from continuing operations                       357                 255                (322)                (255)
Discontinued operation, net (6)                                  3                  39                   -                    -
-------------------------------------------------------------------------------------------     --------------------------------
Net income (loss)                                              360                 294                (322)                (255)
Preferred stock dividends (paid) received                        2                   2                  (4)                  (4)
-------------------------------------------------------------------------------------------     --------------------------------
Earnings (loss) applicable to common stock                 $   362             $   296             $  (326)            $   (259)
-------------------------------------------------------------------------------------------     --------------------------------
Diluted earnings (loss) per common share (8)
  Income (loss) from continuing operations                 $  0.40             $  0.28             $ (0.31)            $  (0.25)
  Discontinued operation                                         -                0.05                   -                    -
-------------------------------------------------------------------------------------------     --------------------------------
Total                                                      $  0.40             $  0.33             $ (0.31)            $  (0.25)
                                                        -----------------------------------     --------------------------------
Diluted weighted average common shares outstanding (9)       907.8               895.8              1,035.1              1,020.8
                                                        -----------------------------------     --------------------------------
Basic earnings (loss) per common share                     $  0.40             $  0.34             $ (0.31)            $  (0.25)
                                                        -----------------------------------     --------------------------------

     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.




                                                                Sprint Corporation
                                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                         (millions, except per share data)


                                                                Sprint Corporation
                                                       -----------------------------------
                                                                   Consolidated                   Eliminations/Reclassifications
-------------------------------------------------------------------------------------------     --------------------------------
Years Ended December 31,                                      2003                2002                2003                2002
-------------------------------------------------------------------------------------------     --------------------------------



Net operating revenues                                     $ 26,197            $ 26,679            $ (678)             $ (622)
-------------------------------------------------------------------------------------------     --------------------------------
Operating expenses
  Costs of services and products                             11,658              12,076              (678)               (622)
  Selling, general and administrative (1)                     6,722               7,202               (42)                (33)
  Depreciation and amortization                               5,005               4,912                 -                   -
  Restructuring and asset impairments (2)                     1,951                 389                 -                   -
-------------------------------------------------------------------------------------------     --------------------------------
  Total operating expenses                                   25,336              24,579              (720)               (655)
-------------------------------------------------------------------------------------------     --------------------------------
Operating income (loss)                                         861               2,100                42                  33
Interest expense                                             (1,374)             (1,406)                -                   -
Intergroup interest charge                                        -                   -                 -                   -
Discount (premium) on early retirement of debt (3)              (21)                  4                 -                   -
Other income (expense), net (4)                                 (89)               (265)              (42)                (33)
-------------------------------------------------------------------------------------------     --------------------------------
Income (loss) before income taxes                              (623)                433                 -                   -
Income tax (expense) benefit (5)                                256                  38                 -                   -
-------------------------------------------------------------------------------------------     --------------------------------
Income (loss) from continuing operations                       (367)                471                 -                   -
Discontinued operation, net (6)                               1,324                 159                 -                   -
Cumulative effect of change in accounting principle,
  net (7)                                                       258                   -                 -                   -
-------------------------------------------------------------------------------------------     --------------------------------
Net income (loss)                                             1,215                 630                 -                   -
Preferred stock dividends (paid) received                        (7)                 (7)                -                   -
-------------------------------------------------------------------------------------------     --------------------------------
Earnings (loss) applicable to common stock                  $ 1,208               $ 623            $    -              $    -
                                                        -----------------------------------     --------------------------------

Diluted earnings (loss) per common share (8)
  Income (loss) from continuing operations
  Discontinued operation
  Cumulative effect of change in accounting principle
-------------------------------------------------------------------------------------------     --------------------------------
  Total


Diluted weighted average common shares outstanding (9)

Basic earnings (loss) per common share


     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.







                                                                                  Sprint Corporation
                                                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                           (millions, except per share data)


                                                                   Sprint FON Group                      Sprint PCS Group
-------------------------------------------------------------------------------------------     --------------------------------
Years Ended December 31,                                      2003                2002                2003                2002
-------------------------------------------------------------------------------------------     --------------------------------


Net operating revenues                                     $ 14,185            $ 15,227            $ 12,690            $ 12,074
-------------------------------------------------------------------------------------------     --------------------------------
Operating expenses
  Costs of services and products                              6,181               6,915               6,155               5,783
  Selling, general and administrative (1)                     3,628               3,824               3,136               3,411
  Depreciation and amortization                               2,519               2,645               2,486               2,267
  Restructuring and asset impairments (2)                     1,589                 251                 362                 138
-------------------------------------------------------------------------------------------     --------------------------------
  Total operating expenses                                   13,917              13,635              12,139              11,599
-------------------------------------------------------------------------------------------     --------------------------------
Operating income (loss)                                         268               1,592                 551                 475
Interest expense                                               (236)               (295)             (1,138)             (1,111)
Intergroup interest charge                                      374                 336                (374)               (336)
Discount (premium) on early retirement of debt (3)              (21)                  4                   -                   -
Other income (expense), net (4)                                  49                (180)                (96)                (52)
-------------------------------------------------------------------------------------------     --------------------------------
Income (loss) before income taxes                               434               1,457              (1,057)             (1,024)
Income tax (expense) benefit (5)                               (140)               (408)                396                 446
-------------------------------------------------------------------------------------------     --------------------------------
Income (loss) from continuing operations                        294               1,049                (661)               (578)
Discontinued operation, net (6)                               1,324                 159                   -                   -
Cumulative effect of change in accounting principle,
  net (7)                                                       258                   -                   -                   -
-------------------------------------------------------------------------------------------     --------------------------------
Net income (loss)                                             1,876               1,208                (661)               (578)
Preferred stock dividends (paid) received                         8                   7                 (15)                (14)
-------------------------------------------------------------------------------------------     --------------------------------
Earnings (loss) applicable to common stock                 $  1,884            $  1,215            $   (676)           $   (592)
                                                        -----------------------------------     --------------------------------

Diluted earnings (loss) per common share (8)
  Income (loss) from continuing operations                 $   0.33            $   1.18            $  (0.66)           $  (0.58)
  Discontinued operation                                       1.47                0.18                   -                   -
  Cumulative effect of change in accounting principle          0.29                   -                   -                   -
-------------------------------------------------------------------------------------------     --------------------------------
  Total                                                    $   2.09            $   1.36            $  (0.66)           $  (0.58)


Diluted weighted average common shares outstanding (9)        903.2               893.3             1,028.7             1,015.8

Basic earnings (loss) per common share                     $   2.09            $   1.36            $  (0.66)           $  (0.58)



     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.


                               Sprint Corporation
               FOOTNOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS


(1) In the 2003 fourth quarter, Sprint determined its liability for medical coverage for participants in the long-term disability plan was understated for costs incurred in periods prior to 2003. The expense, properly recorded in each of the respective prior periods, would have had an immaterial decrease in both income from continuing operations and earnings per share in the FON Group, and would have had an immaterial increase in the loss from continuing operations and loss per share in the PCS Group. As the impact to prior years' annual financial statements was not material, Sprint recorded an additional $114 million of expense in the 2003 fourth quarter to reflect the appropriate estimate of liability as of December 31, 2003. The FON Group recorded $105 million of this charge resulting in a reduction of income from continuing operations of $66 million, or $0.07 per share. The remaining $9 million was recorded by the PCS Group, which increased loss from continuing operations by $6 million, or $0.01 per share.

     Also in the 2003 fourth quarter, the FON Group recognized a $50 million pre-tax benefit to bad debt expense as a result of the settlement of accounts receivable claims with MCI (WorldCom) that had previously been fully reserved. This settlement increased income from continuing operations by $31 million, or $0.03 per share.

     In the 2003 second quarter, Sprint recorded charges of $36 million in connection with the separation agreements agreed to by Sprint and three former executive officers. This included a $15 million non-cash charge associated with accounting for modifications to certain terms of stock options granted in prior periods. The charge to the FON Group was $17 million, which decreased FON Group's income from continuing operations by $10 million, or $0.01 per share. The charge to the PCS Group was $19 million, which increased the PCS Group's loss from continuing operations by $12 million, or $0.01 per share.

     In the 2002 third quarter, Sprint recorded a charge to bad debt expense in connection with the bankruptcy declaration of WorldCom, which reduced operating income by $36 million and income from continuing operations by $23 million. The charge to the FON Group was $30 million, which reduced income from continuing operations by $19 million, or $0.02 per share. The charge to the PCS Group was $6 million, which increased loss from continuing operations by $4 million with no per share impact.

(2) In the 2003 fourth quarter, Sprint recorded net restructuring charges and asset impairments aggregating $370 million, which reduced income from continuing operations by $233 million. The FON Group recorded net restructuring charges of $52 million representing severance costs associated with Sprint's transformation to a customer-focused organizational design, additional facilities and severance charges associated the termination of the Web Hosting business, and the finalization of all 2001 and 2002 restructuring liabilities. Additionally, the FON Group recorded a $5 million impairment for the termination of software development projects, which was offset by a favorable adjustment of $39 million related to previously recognized Web Hosting and high-speed data impairments. These net charges resulted in a reduction of FON Group income from continuing operations of $11 million, or $0.01 per share. The PCS Group recorded net restructuring charges of $13 million for severance costs associated with Sprint's transformation to a customer-focused organizational design, contractual obligations related to the terminated development of a new billing platform and the finalization of all 2001 and 2002 restructuring liabilities. The PCS Group also recorded asset impairments of $339 million related to the terminated development of a new billing platform. These net charges increased PCS Group loss from continuing operations by $222 million, or $0.21 per share, and $0.22 per share in the year-to-date period.

     In the 2003 year-to-date period, Sprint recorded restructuring charges and asset impairments aggregating $2.0 billion, which reduced income from continuing operations by $1.2 billion. In addition to the 2003 fourth quarter charges noted above, the FON Group recorded restructuring charges of $13 million associated with facilities and severance cost related to the termination of the Web Hosting business. Asset impairment charges of $1.6 billion were associated with the revaluation of the FON Group's MMDS spectrum to fair value and impairment charges associated with the termination of the Web Hosting business. For the 2003 year-to-date period, FON Group restructuring and asset impairment charges totaled $1.6 billion, which reduced income from continuing operations by $1.0 billion, or $1.11 per share. In addition to the 2003 fourth quarter charges, the PCS Group recorded a $10 million asset impairment related to the termination of a software development project, which increased loss from continuing operations by $6 million, and had no per share impact.

     In the 2002 fourth quarter, Sprint recorded restructuring charges and asset impairments aggregating $245 million, which reduced income from continuing operations by $154 million. The FON Group recorded a restructuring charge of $111 million representing consolidations in Sprint's Network, Information Technology, and Billing and Accounts Receivable organizations, as well as additional steps to reduce overall operating costs. Additionally, the FON Group recorded a network asset impairment related to the Global Markets Division of $14 million. These charges reduced income from continuing operations by $78 million, or $0.09 per share. The PCS Group recorded a restructuring charge of $78 million representing the consolidations in Sprint's Network, Information Technology, and Billing and Accounts Receivable organizations, as well as additional steps to reduce overall operating costs. Additionally, the PCS Group recorded an asset impairment of $42 million representing abandoned projects. These charges increased loss from continuing operations by $76 million, or $0.07 per share.

     In the 2002 year-to-date period, Sprint recorded restructuring charges and asset impairments aggregating $389 million. In addition to the 2002 fourth quarter charges noted above, the FON Group recorded a restructuring and asset impairment charge of $202 million representing the termination of high-speed data services, as well as additional steps to reduce operating costs. The charge was partially offset by a $76 million adjustment to finalize the 2001 restructuring charge. For the 2002 year-to-date period, FON Group restructuring and asset impairment charges were $251 million, which reduced income from continuing operations by $157 million, or $0.18 per share. In addition to the 2002 fourth quarter items, the PCS Group recorded a $23 million restructuring charge representing the closing of five PCS call centers. This charge was offset by favorable accounting true-ups. Additionally, the PCS Group recorded a $5 million favorable adjustment to finalize the 2001 restructuring charge. For the 2002 year-to-date period, PCS Group restructuring and asset impairment charges, together with the favorable accounting true ups, increased loss from continuing operations by $73 million, or $0.07 per share.

                               SPRINT CORPORATION
               FOOTNOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

(3) In the 2003 first quarter, the FON Group recorded a $19 million charge reflecting the premiums paid on a debt tender offer. In the 2003 third quarter, an additional $2 million premium was recorded primarily reflecting the early retirement of local division debt. For the year ended December 31, 2003, these charges decreased FON Group income from continuing operations by $13 million, or $0.02 per share.

     In the 2002 fourth quarter, the FON Group recorded a $4 million benefit associated with the repayment of debt prior to scheduled maturity, which increased income from continuing operations by $3 million, with no per share impact.

(4) In the 2003 first quarter, Sprint recorded to Other income (expense), a $50 million aggregate charge to settle a securities class action and derivative lawsuit relating to the failed merger with WorldCom. In the 2003 third quarter, Sprint recorded $17 million from an insurance settlement related to this action, and in the 2003 fourth quarter, an $18 million settlement from a second insurer was recorded. The FON Group and the PCS Group each recorded $9 million of the fourth quarter recovery, which increased each group's income from continuing operations by $6 million, or $0.01 per share. For the year ended December 31, 2003 Sprint attributed $7 million of the net charge to the FON Group, which decreased income from continuing operations by $4 million with no per share impact. The remaining net charge of $8 million was attributed to the PCS Group, which increased loss from continuing operations by $5 million with no per share impact.

     In the 2002 second quarter, the FON Group recorded in Other income (expense), net, charges of $201 million, which reduced income from continuing operations by $216 million, or $0.24 per share. These amounts included a gain from the sale of customer contracts for $40 million with an impact to income from continuing operations of $25 million, or $0.03 per share. Also included is a write-down of an investment due to declining market value of $241 million with the same impact on income from continuing operations, or $0.27 per share.

     In the 2002 third quarter, the PCS Group recorded to Other income (expense), net, a gain on the sale of an equity method investment of $67 million with the same impact on loss from continuing operations, or $0.07 per share.

(5) In the 2003 fourth quarter, Sprint recognized a tax benefit of $49 million for recognition of certain federal and state income tax credits relating to various taxing jurisdictions and the cumulative impact of changes in state tax apportionments. The benefit to the FON Group was $44 million, or $0.05 per share. The benefit to the PCS Group was $5 million, with less than $0.01 per share impact.

     In the 2002 third quarter, Sprint recognized a tax benefit related to the capital losses not previously recognized of $292 million. The benefit to the FON Group was $235 million, or $0.26 per share. The benefit to the PCS Group was $57 million, or $0.05 per share

(6) In the 2003 first quarter, Sprint recorded an after-tax gain of $1.3 billion associated with the sale of its directory publishing business to R.H. Donnelley. Activity in subsequent quarters relates to final settlement activity of the sale.

(7) Sprint adopted SFAS No. 143, Accounting for Asset Retirement Obligations on January 1, 2003. In the FON Group, the local division historically accrued costs of removal in its depreciation reserves consistent with industry practice. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Accordingly, the FON Group recorded a credit of $420 million to remove the accumulated excess cost of removal resulting in a favorable cumulative effect of change in accounting principle of $258 million, net of tax. The ongoing impact of this accounting change is expected to increase FON Group's net income through reduced depreciation expense by less than $15 million annually.

(8) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive, both basic earnings per share and diluted earnings per share reflect the same calculation in these consolidated statements of operations for the PCS Group.

(9) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive, they are not included in the weighted average common shares outstanding for the PCS Group.


                                                                          Sprint Corporation
                                                                      CONSOLIDATED BALANCE SHEETS
                                                                             (millions)


                                                              Sprint Corporation
                                                        --------------------------------
                                                                 Consolidated                  Eliminations/Reclassifications
                                                        ---------------------------------   ------------------------------------
                                                        December 31,        December 31,       December 31,       December 31,
                                                           2003                2002               2003               2002
                                                        ---------------------------------   ------------------------------------

Assets
  Current assets
    Cash and equivalents                                   $  2,424            $  1,035            $     -             $      -
    Accounts receivable, net                                  2,876               2,951                  -                    -
    Inventories                                                 582                 682                  -                    -
    Deferred tax asset                                           26                 806                  -                    -
    Intergroup receivable                                         -                   -               (532)                (536)
    Prepaid expenses and other                                  703                 604                  -                    -
-----------------------------------------------------------------------------------------   ------------------------------------
    Total current assets                                      6,611               6,078               (532)                (536)

  Assets of discontinued operation                                -                 391                  -                    -

  Net property, plant and equipment                          27,276              28,745                (47)                 (46)

  Net intangible assets                                       7,815               9,045                  -                    -

  Other                                                       1,148               1,034               (279)                (280)
-----------------------------------------------------------------------------------------   ------------------------------------

  Total                                                    $ 42,850            $ 45,293            $  (858)            $   (862)
                                                        ---------------------------------   ------------------------------------
Liabilities and shareholders' equity
  Current liabilities
    Short-term borrowings including current
     maturities of long-term debt                          $    594            $  1,887            $     -             $      -
    Current maturities intergroup debt                            -                   -                  -                    -
    Accounts payable and accrued interconnection costs        2,700               2,777                  -                    -
    Accrued restructuring costs                                 117                 277                  -                    -
    Intergroup payable                                            -                   -               (532)                (536)
    Other                                                     3,065               2,867                (47)                 (46)
-----------------------------------------------------------------------------------------   ------------------------------------
    Total current liabilities                                 6,476               7,808               (579)                (582)

  Liabilities of discontinued operation                           -                 299                  -                    -

  Noncurrent liabilities
    Long-term debt and capital lease obligations             16,841              18,405                  -                    -
    Intergroup debt                                               -                   -                  -                    -
    Equity unit notes                                         1,725               1,725                  -                    -
    Deferred income taxes                                     1,789               2,025                  -                    -
    Other                                                     2,548               2,481                  -                    -
-----------------------------------------------------------------------------------------   ------------------------------------
    Total noncurrent liabilities                             22,903              24,636                  -                    -


  Redeemable preferred stock                                    247                 256               (279)                (280)

  Common stock and other shareholders' equity
    Common stock
     Class A FT                                                   -                  22                  -                   22
     FON                                                      1,809               1,790              1,809                1,790
     PCS                                                      1,035               1,000              1,035                1,000
  Other shareholders' equity                                 10,380               9,482             10,380                9,482
  Combined attributed net assets                                  -                   -            (13,224)             (12,294)
-----------------------------------------------------------------------------------------   ------------------------------------
  Total shareholders' equity                                 13,224              12,294                  -                    -
-----------------------------------------------------------------------------------------   ------------------------------------

  Total                                                    $ 42,850            $ 45,293            $  (858)            $   (862)
                                                    -------------------------------------   ------------------------------------

     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.






                                                                                Sprint Corporation
                                                                            CONSOLIDATED BALANCE SHEETS
                                                                                    (millions)




                                                                Sprint FON Group                   Sprint PCS Group
                                                        ---------------------------------   -------------------------------------
                                                        December 31,         December 31,     December 31,          December 31,
                                                           2003                  2002            2003                  2002
                                                        ---------------------------------   ------------------------------------



Assets
  Current assets
    Cash and equivalents                                   $  1,635            $    641            $    789            $    394
    Accounts receivable, net                                  1,516               1,650               1,360               1,301
    Inventories                                                 205                 219                 377                 463
    Deferred tax asset                                           26                  42                   -                 764
    Intergroup receivable                                       532                 536                   -                   -
    Prepaid expenses and other                                  464                 329                 239                 275
-----------------------------------------------------------------------------------------   ------------------------------------
    Total current assets                                      4,378               3,417               2,765               3,197

  Assets of discontinued operation                                -                 391                   -                   -

  Net property, plant and equipment                          16,050              16,894              11,273              11,897

  Net intangible assets                                         352               1,569               7,463               7,476

  Other                                                       1,082                 862                 345                 452
-----------------------------------------------------------------------------------------   ------------------------------------

  Total                                                    $ 21,862            $ 23,133            $ 21,846            $ 23,022
                                                         --------------------------------   ------------------------------------

Liabilities and shareholders' equity
  Current liabilities
    Short-term borrowings including current
     maturities of long-term debt                          $   190             $  1,234            $    404            $    653
    Current maturities intergroup debt                      (1,072)                   -               1,072                   -
    Accounts payable and accrued interconnection costs       1,381                1,422               1,319               1,355
    Accrued restructuring costs                                105                  251                  12                  26
    Intergroup payable                                           -                    -                 532                 536
    Other                                                    1,755                1,503               1,357               1,410
-----------------------------------------------------------------------------------------   ------------------------------------
    Total current liabilities                                2,359                4,410               4,696               3,980

  Liabilities of discontinued operation                          -                  299                   -                   -

  Noncurrent liabilities
    Long-term debt and capital lease obligations             2,627                3,142              14,214              15,263
    Intergroup debt                                              -                 (406)                  -                 406
    Equity unit notes                                            -                    -               1,725               1,725
    Deferred income taxes                                    1,633                1,825                 156                 200
    Other                                                    1,871                2,039                 677                 442
------------------------------------------------------------------------------------------  ------------------------------------
    Total noncurrent liabilities                             6,131                6,600              16,772              18,036


  Redeemable preferred stock                                     -                   10                 526                  526

  Common stock and other shareholders' equity
   Common stock
    Class A FT                                                   -                    -                   -                    -
    FON                                                          -                    -                   -                    -
    PCS                                                          -                    -                   -                    -
  Other shareholders' equity                                     -                    -                   -                    -
  Combined attributed net assets                            13,372                11,814               (148)                 480
------------------------------------------------------------------------------------------   ------------------------------------
 Total shareholders' equity                                       -                     -                  -                    -
------------------------------------------------------------------------------------------   ------------------------------------

 Total                                                    $ 21,862             $  23,133           $ 21,846            $ 23,022
                                                          --------------------------------   ------------------------------------

     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.




                                                                       Sprint Corporation
                                                          CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                         (millions)
                                              Sprint Corporation
                                          -------------------------
                                                 Consolidated              Sprint FON Group               Sprint PCS Group
-------------------------------------------------------------------    --------------------------     --------------------------
Year-to-Date December 31,                    2003           2002          2003           2002             2003           2002
-------------------------------------------------------------------    --------------------------     --------------------------


Operating Activities
    Net income (loss)                        $ 1,215        $  630        $  1,876       $ 1,208          $  (661)       $  (578)
    Discontinued operation, net               (1,324)         (159)         (1,324)         (159)               -              -
    Cumulative effect of change in
     accounting principle, net                  (258)            -            (258)            -                -              -
    Depreciation and amortization              5,005         4,912           2,519         2,645            2,486          2,267
    Deferred income taxes                        395           556            (334)          660              729           (104)
    Losses on write-down of assets             1,873           418           1,524           375              349             43
    Changes in assets and liabilities           (578)         (228)            (60)         (510)            (518)           282
    Other, net                                   214            77              96           (43)             118            120

-------------------------------------------------------------------    --------------------------     --------------------------
Net cash provided by operating activities
 of continuing operations                      6,542         6,206           4,039         4,176            2,503          2,030
-------------------------------------------------------------------    --------------------------     --------------------------

Investing Activities
    Capital expenditures                      (3,824)       (4,849)         (1,674)       (2,181)          (2,150)        (2,668)
    Investments in affiliates, net               (32)          116               -           122              (32)            (6)
    Investments in debt securities              (302)            -            (302)            -                -              -
    Proceeds from sales of other assets          101           138             100            72                1             66

-------------------------------------------------------------------    --------------------------     --------------------------
Net cash used by investing activities
 of continuing operations                     (4,057)       (4,595)         (1,876)       (1,987)          (2,181)        (2,608)
-------------------------------------------------------------------    --------------------------     --------------------------

Financing Activities
    Change in debt, net                       (2,908)        (642)          (2,255)       (1,353)            (653)           711
    Dividends paid                              (457)        (454)            (443)         (440)             (14)           (14)
    Other, net                                    36           53               (4)          (43)              40             96

-------------------------------------------------------------------    --------------------------     --------------------------
Net cash provided (used) by financing
  activities of continuing operations         (3,329)      (1,043)          (2,702)       (1,836)            (627)           793
-------------------------------------------------------------------    --------------------------     --------------------------

Cash from discontinued operations              2,233          154            1,533           154              700              -
-------------------------------------------------------------------    --------------------------     --------------------------

Change in cash and equivalents                 1,389          722              994           507              395            215

Cash and equivalents at beginning of period    1,035          313              641           134              394            179
-------------------------------------------------------------------    --------------------------     --------------------------

Cash and equivalents at end of period        $ 2,424       $ 1,035        $  1,635       $   641           $  789        $   394
-------------------------------------------------------------------    --------------------------     --------------------------


The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.



                                                                      Sprint Corporation
                                                         Reconciliation of Non-GAAP Liquidity Measures
                                                                           (millions)


                                                -------------------------------------------------------------------------------

Quarter ended December 31, 2003
                                                                                                      PCS              FON
                                                           Consolidated        Eliminations           Group            Group
                                                -------------------------------------------------------------------------------




Operating income (loss)                                    $   325             $    11                $  (124)         $    438
    Special items                                              434                   -                    361                73

                                                -------------------------------------------------------------------------------
Adjusted Operating Income (Loss)*                              759                  11                    237               511
    Depreciation and amortization                            1,266                   -                    633               633

                                                -------------------------------------------------------------------------------
Adjusted EBITDA*                                             2,025                  11                    870             1,144


    Adjust for special items                                  (434)                  -                   (361)              (73)
    Other operating activities, net (1)                        572                 (11)                   209               374
                                                -------------------------------------------------------------------------------

Cash provided by operating activities-GAAP                   2,163                   -                    718             1,445
    Capital expenditures                                    (1,472)                  -                   (939)             (533)
    Dividends paid                                            (114)                  -                     (3)             (111)
    Other investing activities, net                              4                   -                    (16)               20
                                                -------------------------------------------------------------------------------

Free Cash Flow*                                                581                   -                   (240)              821
    Discontinued operation                                       3                   -                    175              (172)
    Increase (decrease) in debt, net                          (566)                  -                   (602)               36
    Investments in debt securities                            (211)                  -                      -              (211)
    Other financing activities, net                             16                   -                      -                16
                                                -------------------------------------------------------------------------------
Change in cash and equivalents - GAAP                      $  (177)            $     -                $  (667)         $    490
                                                -------------------------------------------------------------------------------


                                                -------------------------------------------------------------------------------

Quarter ended December 31, 2002
                                                                                                      PCS              FON
                                                           Consolidated        Eliminations           Group            Group
                                                -------------------------------------------------------------------------------


Operating income (loss)                                    $    388            $      9               $     -          $    379
    Special items                                               245                   -                   120               125
                                                -------------------------------------------------------------------------------

Adjusted Operating Income (Loss)*                               633                   9                   120               504
    Depreciation and amortization                             1,283                   -                   609               674
                                                -------------------------------------------------------------------------------

Adjusted EBITDA*                                              1,916                   9                   729             1,178

    Adjust for special items                                   (245)                  -                  (120)             (125)
    Other operating activities, net (1)                         109                  (9)                 (266)              384
                                                -------------------------------------------------------------------------------

Cash provided by operating activities-GAAP                    1,780                   -                   343             1,437
    Capital expenditures                                     (1,221)                  -                  (590)             (631)
    Dividends paid                                             (113)                  -                    (3)             (110)
    Other investing activities, net                             171                   -                    17               154
                                                -------------------------------------------------------------------------------

Free Cash Flow*                                                 617                   -                  (233)              850
    Discontinued operation                                       50                   -                     -                50
    Decrease in debt, net                                      (379)                  -                    (9)             (370)
    Other financing activities, net                               9                   -                    (1)               10
                                                -------------------------------------------------------------------------------

Change in cash and equivalents - GAAP                      $    297            $      -               $  (243)         $    540
                                                -------------------------------------------------------------------------------


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

See accompanying Footnotes to Consolidated Statements of Operations





                                                                       Sprint Corporation
                                                       Reconciliation of Non-GAAP Liquidity Measures
                                                                           (millions)

                                                -------------------------------------------------------------------------------

Quarter ended December 31, 2003                                                Global
                                                           Local               Markets
                                                           Division            Division               Other
                                                -------------------------------------------------------------------------------



Operating income (loss)                                    $   420             $     32               $   (14)
    Special items                                               47                   24                     2
                                                -------------------------------------------------------------------------------

Adjusted Operating Income (Loss)*                              467                   56                   (12)
    Depreciation and amortization                              277                  355                     1
                                                -------------------------------------------------------------------------------

Adjusted EBITDA*                                           $   744             $    411               $   (11)
                                                -------------------------------------------------------------------------------

    Adjust for special items
    Other operating activities, net (1)


Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net


Free Cash Flow*
    Discontinued operation
    Increase (decrease) in debt, net
    Investments in debt securities
    Other financing activities, net


Change in cash and equivalents - GAAP




                                              ---------------------------------------------------------------------------------

Quarter ended December 31, 2002
                                                                               Global
                                                         Local                 Markets
                                                         Division              Division               Other
                                               --------------------------------------------------------------------------------

Operating income (loss)                                  $   418               $    (32)              $    (7)
    Special items                                             53                     71                     1
                                               --------------------------------------------------------------------------------

Adjusted Operating Income (Loss)*                            471                     39                    (6)
    Depreciation and amortization                            292                    380                     2
                                               --------------------------------------------------------------------------------

Adjusted EBITDA*                                         $   763                  $ 419               $    (4)
                                               --------------------------------------------------------------------------------

    Adjust for special items
    Other operating activities, net (1)


Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net


Free Cash Flow*
    Discontinued operation
    Decrease in debt, net
    Other financing activities, net


Change in cash and equivalents - GAAP



(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

See accompanying Footnotes to Consolidated Statements of Operations





                                                        Sprint Corporation
                                          Reconciliation of Non-GAAP Liquidity Measures
                                                            (millions)


                                                           ---------------------------------------------------------------------

Year-to-date December 31, 2003
                                                                                                          PCS            FON
                                                              Consolidated         Eliminations          Group          Group
                                                           ---------------------------------------------------------------------



Operating income (loss)                                    $   861             $   42                 $   551          $    268
    Special items                                            2,051                  -                     390             1,661
                                                           ---------------------------------------------------------------------

Adjusted Operating Income (Loss)*                            2,912                  42                    941             1,929
    Depreciation and amortization                            5,005                   -                  2,486             2,519
                                                           ---------------------------------------------------------------------
Adjusted EBITDA*                                             7,917                  42                  3,427             4,448


    Adjust for special items                                (2,051)                  -                   (390)           (1,661)
    Other operating activities, net (1)                        676                 (42)                  (534)            1,252
                                                           ---------------------------------------------------------------------
Cash provided by operating activities-GAAP                   6,542                   -                  2,503             4,039
    Capital expenditures                                    (3,824)                  -                 (2,150)           (1,674)
    Dividends paid                                            (457)                  -                    (14)             (443)
    Other investing activities, net                             69                   -                    (31)              100
                                                           ---------------------------------------------------------------------
Free Cash Flow*                                              2,330                   -                    308             2,022
    Discontinued operation                                   2,233                   -                    700             1,533
    Decrease in debt, net                                   (2,908)                  -                   (653)           (2,255)
    Investments in debt securities                            (302)                  -                      -              (302)
    Other financing activities, net                             36                   -                     40                (4)
                                                           ---------------------------------------------------------------------
Change in cash and equivalents - GAAP                      $ 1,389             $     -                $   395          $    994
                                                           ---------------------------------------------------------------------


                                                           ---------------------------------------------------------------------

Year-to-date December 31, 2002
                                                                                                          PCS            FON
                                                            Consolidated            Eliminations         Group          Group
                                                           ---------------------------------------------------------------------

Operating income (loss)                                    $ 2,100             $    33                $    475         $  1,592
    Special items                                              402                   -                     121              281
                                                           ---------------------------------------------------------------------
Adjusted Operating Income (Loss)*                            2,502                  33                     596            1,873
    Depreciation and amortization                            4,912                   -                   2,267            2,645
                                                           ---------------------------------------------------------------------
Adjusted EBITDA*                                             7,414                  33                   2,863            4,518


    Adjust for special items                                  (402)                  -                    (121)            (281)
    Other operating activities, net (1)                       (806)                (33)                   (712)             (61)
                                                           ---------------------------------------------------------------------
Cash provided by operating activities-GAAP                   6,206                   -                   2,030            4,176
    Capital expenditures                                    (4,849)                  -                  (2,668)          (2,181)
    Dividends paid                                            (454)                  -                     (14)            (440)
    Other investing activities, net                            254                   -                      60              194
                                                           ---------------------------------------------------------------------
Free Cash Flow*                                              1,157                   -                    (592)           1,749
    Discontinued operation                                     154                   -                       -              154
    Increase/(decrease) in debt, net                          (642)                  -                     711           (1,353)
    Other financing activities, net                             53                   -                      96              (43)
                                                           ---------------------------------------------------------------------
Change in cash and equivalents - GAAP                      $   722             $     -                $    215         $    507
                                                           ---------------------------------------------------------------------

(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

See accompanying Footnotes to Consolidated Statements of Operations





                                                            Sprint Corporation
                                               Reconciliation of Non-GAAP Liquidity Measures
                                                                       (millions)



                                                          -------------------------------------------------------------------------
Year-to-date December 31, 2003                                                  Global
                                                             Local              Markets
                                                            Division            Division              Other
                                                          -------------------------------------------------------------------------


Operating income (loss)                                    $ 1,788             $ (1,472)              $  (48)
    Special items                                               55                1,604                    2
                                                           ------------------------------------------------------------------------

Adjusted Operating Income (Loss)*                            1,843                  132                  (46)
    Depreciation and amortization                            1,085                1,428                    6
                                                           ------------------------------------------------------------------------

Adjusted EBITDA*                                           $ 2,928             $  1,560               $  (40)

    Adjust for special items
    Other operating activities, net (1)

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net


Free Cash Flow*
    Discontinued operation
    Decrease in debt, net
    Investments in debt securities
    Other financing activities, net

Change in cash and equivalents - GAAP





                                                           ------------------------------------------------------------------------
Year-to-date December 31, 2002                                                  Global
                                                              Local             Markets
                                                             Division           Division              Other
                                                           ------------------------------------------------------------------------

Operating income (loss)                                    $ 1,830             $   (200)              $   (38)
    Special items                                               83                  197                     1
                                                           ------------------------------------------------------------------------
Adjusted Operating Income (Loss)*                            1,913                   (3)                   (37)
    Depreciation and amortization                            1,157                1,479                      9
                                                           ------------------------------------------------------------------------
Adjusted EBITDA*                                           $ 3,070             $  1,476               $    (28)


    Adjust for special items
    Other operating activities, net (1)

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net

Free Cash Flow*
    Discontinued operation
    Increase/(decrease) in debt, net
    Other financing activities, net

Change in cash and equivalents - GAAP


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

See accompanying Footnotes to Consolidated Statements of Operations




                                                               Sprint Corporation
                                                         FON GROUP OPERATING STATISTICS


-----------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, except per share data       1Q03          2Q03          3Q03         4Q03         YTD 2003
-----------------------------------------------------------------------------------------------------------------------------------


Combined Operations

Financial Statistics

Net operating revenues                                        $   3,581     $   3,530     $   3,538    $   3,536    $  14,185

Operating income (loss)                                       $     454     $     109     $    (733)   $     438    $     268

Adjusted EBITDA*                                              $   1,082     $   1,109     $   1,113    $   1,144    $   4,448

Diluted weighted average common shares                            899.5         901.7         903.0        907.8    $   903.2

Basic weighted average common shares                              896.6         899.9         903.0        904.0        900.9

Adjusted Earnings Per Share*                                  $    0.34     $    0.35     $    0.38    $    0.39     $   1.46

Basic earnings (loss) per common share                        $    2.07     $    0.11     $   (0.48)   $    0.40     $   2.09

Capital expenditures                                          $     360     $     412     $     369    $     533     $  1,674

Sprint Local Division

Financial Statistics

Net operating revenues                                        $   1,536     $   1,529     $   1,530    $   1,548     $  6,143

Operating income                                              $     460     $     449     $     459    $     420     $  1,788

Adjusted EBITDA*                                              $     726     $     729     $     729    $     744     $  2,928

Capital expenditures                                          $     281     $     297     $     273    $     389     $  1,240

Other Statistics

Total access lines (thousands)                                    8,066         7,982         7,945        7,907

   Residential access lines                                       5,642         5,575         5,549        5,522

   Business access lines                                          2,202         2,185         2,178        2,164

   Wholesale access lines                                           222           222           218          221

        Resold lines                                                165           160           153          150

        UNE-P lines                                                  57            62            65           71

YOY Access line growth (decline)                                  (1.9%)        (2.4%)        (2.2%)       (2.2%)

Percentage of Sprint local customer lines with
  Sprint long distance service                                      47%           48%           49%          49%

Bundle penetration - residential                                    65%           65%           66%          66%

Bundle penetration - business                                       24%           25%           26%          28%


This information should be reviewed in connection with Sprint's consolidated financial statements






                                                                 Sprint Corporation
                                                            FON GROUP OPERATING STATISTICS



-----------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, except per share data       1Q03          2Q03          3Q03         4Q03         YTD 2003
-----------------------------------------------------------------------------------------------------------------------------------



Sprint Local Division (cont.)


Percentage of Sprint local residential customers
 with voicemail service                                           14%           14%           14%          15%

Percentage of Sprint local residential customers
 with call waiting service                                        42%           43%           43%          43%

Percentage of Sprint local residential customers
 with caller ID service                                           44%           45%           45%          46%

YOY Data services revenue growth                                  14%           11%           15%          17%

DSL lines in service (thousands)                                  185           223           264          304

DSL capable lines (thousands)                                   4,039         4,235         4,426        4,754

Global Markets Group

Financial Statistics

Total Global Markets net operating revenues                   $ 2,042       $ 2,002       $ 1,974      $ 1,974      $ 7,992

Voice net operating revenue                                   $ 1,292       $ 1,243       $ 1,240      $ 1,219      $ 4,994

Data net operating revenue                                    $   461       $   463       $   462      $   459      $ 1,845

Internet net operating revenue                                $   243       $   245       $   233      $   252      $   973

Other net operating revenue                                   $    46       $    51       $    39      $    44      $   180

Operating income (loss)                                       $     6       $  (329)      $(1,181)     $    32      $(1,472)

Adjusted EBITDA*                                              $   366       $   390       $   393      $   411      $ 1,560

Capital expenditures                                          $    61       $    86       $    71      $   107      $   325

Other Statistics

YOY Global Markets voice volume (decline) growth                  (7%)           (7%)          (4%)          9%         (3%)


This information should be reviewed in connection with Sprint's consolidated financial statements





                                                                       Sprint Corporation
                                                                PCS GROUP OPERATING STATISTICS


--------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, except per share data       1Q03          2Q03          3Q03         4Q03         YTD 2003
--------------------------------------------------------------------------------------------------------------------------------



Net operating revenue                                         $   2,947     $   3,096     $   3,340    $   3,307    $   12,690

 Service revenues                                             $   2,679     $   2,859     $   3,000    $   3,009    $   11,547

  Wholesale and affiliate revenues                            $      73     $      56     $     100    $     101    $      330

 Equipment revenues                                           $     268     $     237     $     340    $     298    $    1,143

Equipment costs                                               $     577     $     545     $     670    $     583    $    2,375

Operating income (loss)                                       $     140     $     251     $     284    $    (124)   $      551

Adjusted EBITDA*                                              $     758     $     887     $     912    $     870    $    3,427

Diluted & basic weighted average common shares                  1,022.1       1,024.3       1,033.1      1,035.1       1,028.7

GAAP diluted earnings per common share                        $   (0.18)     $  (0.09)    $   (0.07)   $   (0.31)   $    (0.66)

Free Cash Flow*                                               $      83      $    192     $     273    $    (240)   $      308

Capital expenditures                                          $     187      $    533     $     491    $     939    $    2,150

Bad debt % of net operating revenues                                3.0%          1.8%          2.3%         2.1%          2.3%

Customer Additions
Post-paid retail net adds                                       199,000       360,000       184,000      390,000     1,133,000

Affiliate net adds                                              109,000        80,000        22,000       86,000       297,000

Reseller net adds                                               175,000       177,000       290,000      554,000     1,196,000

Net gross adds (excluding deactivations within 30 days)            1.57          1.46          1.42         1.67          6.12

     % of gross adds sold through post-paid retail channels         ~48%          ~52%          ~51%         ~48%

     % of post-paid retail base that upgraded phones in              >6%     nearly 7%           >7%          >6%
       the quarter





This information should be reviewed in connection with Sprint's consolidated financial statements





                                                                       Sprint Corporation
                                                                 PCS GROUP OPERATING STATISTICS


--------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, except per user data        1Q03          2Q03          3Q03         4Q03         YTD 2003
--------------------------------------------------------------------------------------------------------------------------------


Other Wireless Statistics (approximate)
Average monthly service revenue per user (ARPU)*              $    59        $    62      $   63        $    62     $  61

Cost to acquire a new customer (CPGA)*                        $   365        $   415      $  465        $   425     $ 415

Cash cost per user (CCPU)*                                    $    30        $    31      $   31        $    31     $  31

Customer churn                                                    3.1%           2.4%        2.7%           2.7%      2.7%

Average monthly customer usage (hours)                      nearly 12    nearly 13.5   nearly 14            ~14

Total minutes provided (billions)                                  32             37          39             41       149

Number of cell sites on air                                    19,700         20,100      20,400         21,200

Number of carriers on air                                      33,600         34,500      35,400         37,200

Sprint PCS covered POPs (millions)                                190            190         191            191

Sprint PCS and affiliate covered POPs (millions)                  244            245         245            246

Vision/Wireless Web/Data/3G
Total Vision subscribers (approximate) (millions)                 1.3            2.1         2.7            3.2

Vision % of gross adds                                             26%     nearly 40%       >40%            >40%

Total Vision and Wireless Web subscribers (millions)              3.8            4.6        ~5.1           ~5.5

Data ARPU                                                         >$1      nearly $2         >$2      nearly $3

% of post-paid retail customer base using 1xRTT handsets          ~53%           >60%        ~69%           ~75%

% of post-paid retail customer base using vision handsets         ~15%           ~23%         31%            38%


Marketing and Distribution
Total number of customers on Sprint PCS network (millions)       18.2           18.8        19.3           20.4

   Total post-paid retail subscribers                            14.9           15.3        15.5           15.9

   Total affiliate customers                                      2.7            2.8         2.8            2.9

   Total wholesale/reseller customers                             0.6            0.7         1.0            1.6

Number of PCS stores and kiosks                                   520            540         570            620

Total number of distribution points                           ~16,600        ~17,600     ~17,100        ~17,300



This information should be reviewed in connection with Sprint's consolidated financial statements



                                                                                Sprint Corporation
                                                               FON Group -- Local Division Selected Information (1)
                                                                                    (millions)


-----------------------------------------------------------------------------------------------------------------------------------
                                                        Dec 31,         Sep 30,         Jun 30,        Mar 31,         Dec 31,
Quarters Ended                                           2003            2003            2003            2003           2002
-----------------------------------------------------------------------------------------------------------------------------------


Net operating revenues - old classification
Local service                                           $   756         $   757         $   762         $   765         $   765
Network access                                              532             525             519             523             521
Long distance                                               135             135             133             144             149
Other                                                       125             113             115             104             129
-----------------------------------------------------------------------------------------------------------------------------------
Total net operating revenues                            $ 1,548         $ 1,530         $ 1,529         $ 1,536         $ 1,564
-----------------------------------------------------------------------------------------------------------------------------------

Net operating revenues - new classification
Voice                                                   $ 1,155         $ 1,153         $ 1,166         $ 1,185        $  1,194
Data                                                        196             188             178             175             168
Other                                                       197             189             185             176             202
-----------------------------------------------------------------------------------------------------------------------------------
Total net operating revenues                            $ 1,548         $ 1,530         $ 1,529         $ 1,536        $  1,564
-----------------------------------------------------------------------------------------------------------------------------------





                                                                                      Old Revenue classification
                                                                    ---------------------------------------------------------------
Item Description                                                     Local Service  Network Access  Long Distance       Other
-----------------------------------------------------------------------------------------------------------------------------------


Basic local telephone service                                              X
                                                                    ---------------------------------------------------------------
Convenience features                                                       X
                                                                    ---------------------------------------------------------------
Local data transport services (Frame Relay, PRI, BRI, etc.)                X
                                                                    ---------------------------------------------------------------
Directory assistance                                                       X
                                                                    ---------------------------------------------------------------
Resold access lines                                                        X
                                                                    ---------------------------------------------------------------
UNE-P and UNE-L Access lines                                               X
                                                                    ---------------------------------------------------------------
DSL revenue                                                                X               X
                                                                    ---------------------------------------------------------------
Operator services                                                          X                                              X
                                                                    ---------------------------------------------------------------
Public payphone services                                                   X                                              X
                                                                    ---------------------------------------------------------------
Inside wire maintenance contracts                                          X
                                                                    ---------------------------------------------------------------
Customer premises equipment sales and mntc. services                       X                                              X
                                                                    ---------------------------------------------------------------
Usage based switched access                                                                X
                                                                    ---------------------------------------------------------------
Dedicated transport for special access                                                     X
                                                                    ---------------------------------------------------------------
Subscriber Line Charges (SLC)                                                              X
                                                                    ---------------------------------------------------------------
Universal service fund - high cost receipts                                                X
                                                                    ---------------------------------------------------------------
Interconnection revenues for terminating wireless traffic                                  X
                                                                    ---------------------------------------------------------------
Long Distance - Interlata / Intralata Voice                                                               X
                                                                    ---------------------------------------------------------------
Billing and collection services                                                                                           X
                                                                    ---------------------------------------------------------------


(1)  Beginning with the 2003 fourth quarter, Sprint established  product-aligned revenue  categories for its local division.  The new revenue  categories of Voice, Data and Other replaced Local Service, Network Access, Long Distance and Other.  The above table details the  components of both the old and new revenue classifications. This change in presentation had no effect on total net operating revenues.



                                                                                Sprint Corporation
                                                               FON Group -- Local Division Selected Information (1)
                                                                                    (millions)


-----------------------------------------------------------------------------------------------------------------------------------
                                                        Sep 30,         Jun 30,         Mar 31,
Quarters Ended                                           2002            2002            2002
-----------------------------------------------------------------------------------------------------------------------------------


Net operating revenues - old classification
Local service                                           $   765         $   763         $   761
Network access                                              526             518             518
Long distance                                               155             156             168
Other                                                       134             111             118
-----------------------------------------------------------------------------------------------------------------------------------
Total net operating revenues                            $ 1,580         $ 1,548         $ 1,565
-----------------------------------------------------------------------------------------------------------------------------------

Net operating revenues - new classification
Voice                                                   $ 1,205         $ 1,194         $ 1,217
Data                                                        163             161             154
Other                                                       212             193             194
-----------------------------------------------------------------------------------------------------------------------------------
Total net operating revenues                            $ 1,580         $ 1,548         $ 1,565
-----------------------------------------------------------------------------------------------------------------------------------






                                                                    ---------------------------------------------------------------
                                                                                      New Revenue classification
                                                                    ---------------------------------------------------------------
Item Description                                                     Voice           Data            Other
-----------------------------------------------------------------------------------------------------------------------------------



Basic local telephone service                                        X
                                                                    ---------------------------------------------------------------
Convenience features                                                 X
                                                                    ---------------------------------------------------------------
Local data transport services (Frame Relay, PRI, BRI, etc.)                           X
                                                                    ---------------------------------------------------------------
Directory assistance                                                 X
                                                                    ---------------------------------------------------------------
Resold access lines                                                  X
                                                                    ---------------------------------------------------------------
UNE-P and UNE-L Access lines                                         X
                                                                    ---------------------------------------------------------------
DSL revenue                                                                           X
                                                                    ---------------------------------------------------------------
Operator services                                                    X
                                                                    ---------------------------------------------------------------
Public payphone services                                             X
                                                                    ---------------------------------------------------------------
Inside wire maintenance contracts                                                                       X
                                                                    ---------------------------------------------------------------
Customer premises equipment sales and mntc. services                                                    X
                                                                    ---------------------------------------------------------------
Usage based switched access                                          X
                                                                    ---------------------------------------------------------------
Dedicated transport for special access                                                X
                                                                    ---------------------------------------------------------------
Subscriber Line Charges (SLC)                                        X
                                                                    ---------------------------------------------------------------
Universal service fund - high cost receipts                          X
                                                                    ---------------------------------------------------------------
Interconnection revenues for terminating wireless traffic            X
                                                                    ---------------------------------------------------------------
Long Distance - Interlata / Intralata Voice                          X                X
                                                                    ---------------------------------------------------------------
Billing and collection services                                                                         X
                                                                    ---------------------------------------------------------------


(1)  Beginning with the 2003 fourth quarter, Sprint established  product-aligned revenue  categories for its local division.  The new revenue  categories of Voice, Data and Other replaced Local Service, Network Access, Long Distance and Other.  The above table details the  components of both the old and new revenue classifications. This change in presentation had no effect on total net operating revenues.
